M. H. Meyerson & Co., Inc.

                            Exhibit 11

                 Statement of Earnings Per Share

The earnings per share during the periods presented were calculated as follows:

Six months ended July 31, 1997
Shares outstanding during the six months ended July 31, 1997:

4,993,335 shares from February 1 to February 12, 1997    12 days    59,920,020
4,995,335 shares from February 13 to February 27, 1997   15 days    74,930,025
5,000,335 shares from February 28 to April 1, 1997       33 days   165,011,055
5,030,335 shares from April 2 to May 22, 1997            51 days   256,547,085
5,035,335 shares from May 23 to July 31, 1997            70 days   352,473,450
                                                        181 days   908,881,635

908,881,635 shares divided by 181 days = 5,021,445 average shares outstanding. Calculation of equivalent shares would be anti-dilutive.

Six months ended July 31, 1998
Shares outstanding during the six months ended July 31, 1998:

5,047,835 shares from February 1 to February 25, 1998    25 days   126,195,875
5,055,335 shares from February 26 to July 31, 1998      156 days   788,632,260
                                                        181 days   914,828,135

914,828,135 shares divided by 181 days = 5,054,299 average shares outstanding.

Equivalent shares using modified treasury stock method

Shares assumed sold:
                          211,000   $1.00          $211,000.00
                          205,000   $1.10           225,000.00
Shares assumed bought:   (268,615)  $1.625         (436,500.00)
Total:                    147,385                         0.00

Total weighted average outstanding shares:             5,201,684
$450,911/5,201,684 = $0.08 earnings per diluted share.